AMENDMENT NO. 2 TO THE AMENDED AND RESTATED TRUST INSTRUMENT

MASTER TRUST

Pursuant to Article IV, Section 1 and Article XI, Section 8 of the Amended and Restated Trust Instrument of Master Trust (the “Trust”), dated as of June 12, 2007, amended and restated as of February 13, 2008 and July 16, 2009, and amended as of May 20, 2015, the Amended and Restated Trust Instrument of the Trust is hereby further amended as indicated below.

Schedule A is hereby amended to read as follows:

Series of the Trust

Prime CNAV Master Fund

Prime Master Fund

Treasury Master Fund

Tax-Free Master Fund

CERTIFICATE

I, Keith A. Weller, Vice President and Assistant Secretary of Master Trust, hereby certify that: (i) this Amendment No. 2 to the Amended and Restated Trust Instrument was authorized pursuant to resolutions duly adopted by the Trust’s Board of Trustees at a meeting duly called and held on September 21-22, 2015, and (ii) this Amendment No. 2 to the Amended and Restated Trust Instrument of Master Trust is made in accordance with the provisions of the Amended and Restated Trust Instrument and became effective on the 22nd day of September, 2015. This certificate is executed as of December 23, 2015.

IN WITNESS WHEREOF, the undersigned has executed this instrument as of the date indicated above.

By: /s/ Keith A. Weller Keith A. Weller Vice President and Assistant Secretary Master Trust

Subscribed and sworn before me this 23rd day of December, 2015:

/s/ Barbara A. Valente

Notary

BARBARA A. VALENTE

Notary Public, State of New York

No. 01VA6327932

Qualified in New York County

Commission Expires July 20, 2019